Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2005
(in millions)

	Historical Whirlpool December 31, 2005	Historical Maytag December 31, 2005	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and equivalents	$524	$72	$—		$596
Trade receivables, less allowances	2,081	673	(25	)(a)	2,729
Inventories	1,591	634	121	(e)	2,346
Prepaid expenses	95	45			140
Deferred income taxes	134	73	(1	)(j)	206
Other current assets	285	—			285
Total Current Assets	4,710	1,497	95		6,302
Other Assets
Investment in affiliated companies	28	—	—		28
Goodwill, net	169	255	(255	)(d)	1,719
			1,550	(o)
Other intangibles, net	115	72	(34	)(d)	1,873
			1,758	(g)
			(38	)(h)
Deferred income taxes	472	291	(419	)(j)	344
Prepaid pension costs	—	1	(1	)(h)	—
Other assets	243	40	(77	)(b)	190
			(16	)(l)
Total Other Assets	1,027	659	2,468		4,154
Property, plant and equipment, net	2,511	798	(100	)(f)	3,209
Total Assets	$8,248	$2,954	$2,463		$13,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$131	$—	$844	(b)	$975
Accounts payable	2,330	551	(25	)(a)	2,856
Employee compensation	352	47			399
Deferred income taxes	61	—			61
Accrued expenses	880	340	25	(b)	1,255
			10	(i)
Restructuring costs	19	—			19
Income taxes	18	—	53	(j)	71
Other current liabilities	145	—	163	(n)	308
Current maturities of long-term debt	365	408	7	(m)	780
Total Current Liabilities	4,301	1,346	1,077		6,724
Other Liabilities
Deferred income taxes	167	—	—		167
Pension benefits	467	527	(13	)(h)	981
Postemployment benefits	511	522	296	(h)	1,329
Other liabilities	220	183	(4	)(k)	399
Long-term debt	745	563			1,308
	2,110	1,795	279		4,184
Minority Interests	92	—			92
Stockholders’ Equity (Deficit)	1,745	(187)	187	(c)	2,665
			881	(b)
			39	(b)
Total Liabilities and Stockholders’ Equity	$8,248	$2,954	$2,463		$13,665

***      Please read in conjunction with accompanying notes to the Unaudited Pro Forma Condensed Combined Balance Sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET

(a)             Represents the elimination of inter-company balances between Whirlpool and Maytag of $25 million.

(b)             The aggregate purchase price, based on the number of shares of Maytag common stock outstanding at December 31, 2005, for Maytag would have been approximately $1.9 billion, including approximately $844 million of cash and approximately 9.6 million shares of Company common stock, the adjustment of outstanding Maytag options to become exercisable, in aggregate, for an additional 1.9 million shares of Company common stock and the settlement of Maytag restricted stock and performance units for cash. The combined value of the above share-based consideration would have been approximately $920 million. The value of the approximately 9.6 million shares of Company common stock was determined using the average market price of the Company’s common shares for the two days prior to, through the two days after, March 29, 2006, the date the reference period for the exchange ratio was established. In addition, the Company assumed Maytag’s existing debt of approximately $971 million at December 31, 2005. The Company has incurred approximately $102 million in acquisition-related expenses that are included in the purchase price above, of which $77 million were included in other assets by Whirlpool at December 31, 2005. The Company borrowed amounts required to fund the cash portion of the purchase price through issuances in the U.S. commercial paper market. For purposes of these pro forma statements, the Company has assumed a weighted average interest rate of approximately 5.3%.

Whirlpool has completed a preliminary assessment of the fair value of assets and liabilities of Maytag and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Maytag’s tangible and intangible assets and liabilities based on Whirlpool management’s preliminary estimate of their respective fair value as of the date of the business combination.

		(in millions)
(c)	Maytag’s historical net book deficit	$(187)
(d)	Elimination of Maytag’s historical goodwill and identifiable intangibles	(289)
(e)	Adjustment to fair value inventory	121
(f)	Adjustment to fair value property, plant and equipment	(100)
(g)	Adjustment to fair value identifiable intangible assets	1,758
(h)	Adjustment to fair value pension and post-retirement obligations	(322)
(i)	Change of control payments related to certain compensation plans identified in the merger agreement that will be paid at the completion of the merger	(10)
(j)	Deferred income tax impact of purchase accounting adjustments	(473)
(k)	Adjustment to fair value deferred revenue	4
(l)	Adjustment to eliminate debt issuance costs	(16)
(m)	Adjustment to fair value debt.	(7)
(n)	Adjustment to other current liabilities for severance and exit costs	(163)
(o)	Residual goodwill created from the merger	1,550
	Total consideration allocated	$1,866

Upon completion of the fair value assessment, the ultimate purchase price allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

The pro forma information presented excludes an anticipated non-recurring charge of approximately $30 million related to the normal turnover of inventory that was written up to fair value as part of the purchase price allocation.

For purposes of the preliminary allocation, Whirlpool has estimated a fair value adjustment for Maytag’s property, plant and equipment based on a review of Maytag’s historical costs and management’s intended future use. The fair value adjustment will be depreciated over estimated useful lives of four to fifteen years depending on the asset.

The Company has preliminarily estimated the fair value of Maytag’s identifiable intangible assets as $1.758 million. The preliminary allocation of identifiable intangible assets is as follows:

(millions of dollars)	Increase in Value (in millions)	Average Remaining Useful Life
Asset Class:
Brand intangibles — indefinite lived	$1,371
Customer relationships	334	17 years
Technology and contractual agreements	53	1 to 7 years
	$1,758

The majority of the intangible valuation relates to brand intangibles. The Company’s preliminary assessment as to brand intangibles having an indefinite life was based on a number of factors, including competitive environment, market share, brand history and product life cycles. The customer relationship intangibles have an average remaining useful life of 17 years based on the very low historical and projected customer attrition rates among major retailers.

On May 10, 2006, the Company announced its intention to close the Newton, Iowa; Herrin, Illinois, and Searcy, Arkansas laundry manufacturing plants as well as the former headquarters and other administrative offices of Maytag. The Company established reserves for certain exit costs relating to these facilities. Costs associated with these actions will not impact current earnings and have been recognized as a component of purchase accounting, resulting in an adjustment to goodwill. A $163 million reserve for certain actions, including closure of the Maytag facilities mentioned above, has been recognized as a purchase accounting liability. This reserve includes $132 million in severance costs primarily related to personnel located in the former headquarter location and other administrative offices. Excluded from the reserve are severance costs for affected employees within the manufacturing plants as the related severance benefits have not been communicated.

Whirlpool has estimated the fair value of Maytag’s pension and post-retirement obligation based on discount and asset return rates that are consistent with Whirlpool’s existing plans. An actuarial valuation is being performed. The recognition of the fair value of Maytag’s pension and post-retirement obligation eliminates the unrecognized actuarial loss and related amortization expense.

Deferred income tax impacts as a result of purchase accounting adjustments are estimated at the statutory income tax rate for the periods presented.